Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 23, 2011 relating to the financial statements and financial highlights which appears in the July 31, 2011 Annual Report to Shareholders of the Fifth Third Funds, which are also incorporated by reference into the Registration Statement.  We also consent to the reference to us under the heading “Financial Highlights” and on the cover page of the Statement of Additional Information in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

June 8, 2012